Exhibit 10.1

September 5, 2025

Dear Ben,

We are pleased to offer you a new position with Health Catalyst (“HC” or the “Company”). We are confident that your skills, experience and hard work will contribute meaningfully to the success of the company in this new role. This offer is subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment; and employment with HC is at will.

Position:                         President/Chief Operating Officer
Division/Department:                     General and Administrative
Annual Salary:                     $475,000
Effective date as President/Chief Operating Officer:     Septembet 16, 2025
Location:                         Remote

Regular Headquarter hours: 8:00 AM – 5:00 PM (Mountain Time), Monday through Friday.

In addition to the base salary, this full-time employment offer includes the following benefit programs:

As President and Chief Operating Officer, you will report directly to the Board of the Company, and HC acknowledges that such direct line of reporting is a material term of this offer.

Bonus
You will be eligible to receive a bonus equal to 75% of your annual base salary subject to HC’s board of directors (the “Board”) measuring and approving achievement of company performance initiatives, which may be amended by the Board from time to time. This bonus will be prorated based upon the number of days you are employed during the fiscal year. The bonus for any fiscal year will be paid every 12 months, after approval from the Board and HC’s books for that period have been closed, but in any event no later than March 15 of the year following the bonus year. The bonus, to the extent earned, will only be paid if you are employed by HC on the last day of the measure period.

Restricted Stock Unit Grant
You will receive a Restricted Stock Unit (“RSU”) grant for a certain number of the Company’s RSUs. The amount of your RSU grant is set within the sole discretion of the Board of Directors at the next applicable board meeting and is expected to be 467,000. This grant is subject to the terms and conditions applicable to RSUs granted under the HC’s 2019 Stock Option and Incentive Plan (the “Plan”) as described in the Plan and the applicable RSU award agreement.

In addition to the RSU grant, you will receive a Performance Restricted Stock Unit (“PRSU”) grant, subject to the PRSU metrics and vesting schedule approved by the board for 2025, 2026 and 2027. The amount of this PRSU grant is 233,000. Subject to the terms of the Plan, 33.33% of the RSUs noted herein will vest on September 10, 2026 and, thereafter, the remaining 66.67% of the RSUs will vest in 8 equal quarterly installments. Subject to the terms of the Plan and subject to satisfaction of the performance-based vesting previously approved by the Board for each vesting period of 2025, 2026 and 2027 (each a “Vesting Period”), up to 33.33% of the PRSUs noted under this paragraph may vest for each Vesting Period on the date the Board measures and approves the achievement of the performance metrics for such Vesting Period.

Exhibit 10.1

Insurance Plans
Eligibility begins on the first day of your employment with Health Catalyst.

•Medical, Vision, and Dental Insurance: HC offers both a Traditional and HSA-High Deductible Health Plan options. HC also provides an employer contribution to those enrolled in the HSA-HDHP.

•Basic Life, Accidental Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HC. Additional life insurance may be purchased at the expense of the team member.

•Flexible Spending Account: HC offers FSAs for medical, limited purpose, and dependent expense accounts. FSAs allow you to contribute pre-tax dollars which can be used to pay for qualifying expenses not otherwise covered under normal health-related insurance plans.

All employee benefits described above are subject to change. Additional details about each benefit are available in the Team Member Handbook or by speaking directly with the Human Resource office.

Paid Time Off
•Holiday Pay: Health Catalyst offers its team members a very generous holiday pay benefit. Specific details about company holiday schedule will be communicated in new hire orientation.

Retirement Plan
Health Catalyst offers a 401K Retirement Plan with eligibility beginning 90-days after initial employment. The plan allows for employer contributions. The HC 401K Plan is an auto-enrollment plan with a 6% default team member contribution rate.

Executive Severance Plan
The following capitalized terms in this paragraph shall have the meaning ascribed to them in the Company's Executive Severance Plan (the "Severance Plan"). In the event of a Qualified Termination Event occurs prior to the one year anniversary of the effective date of your promotion to Chief Operating Officer and President, in addition to the Accrued Benefits, subject to your execution of a Separation Agreement and Release, and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination, and subject to you complying with the Separation Agreement and Release, the Company shall provide you with the benefits set forth in Section 6(a) and 6(b) of the Severance Plan, and shall accelerate the vesting of approximately one third unvested shares subject to only the RSUs and PRSUs provided herein (with the PRSUs determined based on target), effective as of immediately prior to such Qualifying Termination. Notwithstanding the foregoing, any Qualified Termination Event in connection with a Change of Control shall solely be governed by Section 7 of the Severance Plan. For the avoidance of doubt, a change in your reporting structure will constitute a material diminution of your role and responsibilities for purposes of “Good Reason” under the Severance Plan.

Payroll
For salaried team members, pay checks are issued on a semi-monthly basis with a total of 24 pay periods per calendar year.

Exhibit 10.1
EICA
You have previously signed an Employee Invention and Confidentiality Agreement (“EICA”) and agree to the on-going compliance with the EICA as a condition of employment. These agreements contain “employment at will”, “non-solicitation” and “non-disclosure” provisions.

At Will Employment
Employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC.

The “at-will” nature of your employment shall remain unchanged during your tenure as a team member and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HC.

HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.

Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.

This offer is valid until Friday, September 5th and requires a written response by 10:00pm MT on this date. You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact Linda Llewelyn, Chief People Officer, at (801) 573-1704 at your earliest convenience.

We look forward to your continued contributions to Health Catalyst!

Sincerely,

John A. Kane                    Duncan Gallagher
Board Member, Health Catalyst            Board Member, Health Catalyst